                                                                    EXHIBIT 3(i)

                                       RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                               ACME METALS INCORPORATED
                           PURSUANT TO SECTIONS 242 AND 245
                      OF THE GENERAL CORPORATION LAW OF DELAWARE

                               (AS FILED MAY 15, 1992)



    ACME METALS INCORPORATED, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

    1. The name of the corporation is ACME METALS INCORPORATED. The date of filing its original Certificate of Incorporated with the secretary of State was January 9, 1992.

    2. This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of this corporation by (a) increasing the number of shares of Common Stock that the corporation is authorized to issue and creating a new class of Serial Preferred Stock and (b) adding certain provisions creating, defining and regulating the powers of the corporation and its directors and stockholders.

    3. The text of the Certificate of Incorporation as amended and restated is as follows:

    FIRST:

    The name of the Corporation is ACME METALS INCORPORATED.

    SECOND:

    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

    THIRD:

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH:

    A.   GENERAL AUTHORIZATION

    The aggregate number of shares which the Corporation is authorized to issue is 22,000,000 shares, consisting of 20,000,000 shares of Common Stock having a par value of $1.00 per share, and 2,000,000 shares of Serial Preferred Stock having a par value of $1.00 per share.

    B.   SERIAL PREFERRED STOCK

    The Board of Directors hereby is authorized, subject to the limitations prescribed by law and by the provisions of this Section B, to provide for the issuance of the Serial Preferred Stock in series, and by filing a certificate pursuant to Section 151 of the General Corporation Law of the State of Delaware, to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting the series and the distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

         (g) Any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of that series.

    C.  COMMON STOCK

    The rights of the shares of Common Stock of the Corporation and limitations or restrictions thereof, are as follows:

         (1) DIVIDENDS AND DISTRIBUTIONS. No dividend, other than in Common Stock or any other class of shares of the Corporation subordinate to the Serial Preferred Stock as to both dividends and assets, shall be declared or paid upon, or set apart for, the Common Stock unless (i) as to each series of the Serial Preferred Stock entitled to cumulative dividends, dividends for all past dividend periods shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart and (ii) as to all Serial Preferred Stock, the amount of the dividend for the current period shall be fully paid, or the dividend for the current dividend period shall be declared and a sum sufficient for the payment thereof set apart.

         (2) LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation none of the assets of the Corporation shall be distributed to the holders of the Common Stock until after the holders of the Serial Preferred Stock shall have been paid in the full preferential amounts to which they are entitled.

    FIFTH:

    The name and mailing address of each incorporator is as follows:

         NAME                MAILING ADDRESS

         J. L. Austin        Corporation Trust Center
                             1209 Orange Street
                             Wilmington, Delaware  19801

         V. A. Brookens      Corporation Trust Center
                             1209 Orange Street
                             Wilmington, Delaware  19801

         T. L. Ford          Corporation Trust Center
                             1209 Orange Street
                             Wilmington, Delaware  19801

    SIXTH:

    A.  NUMBER, ELECTION AND TERMS OF DIRECTORS

    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class
III. Class I directors shall hold office initially for a term expiring at the annual meeting of stockholders to be held in 1993, Class II directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1994, and Class III directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1995. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.
Elections of directors need not be by written ballot unless required by the By-Laws of the Corporation.

    B.  CHANGE IN NUMBER OF DIRECTORSHIPS AND VACANCIES

    If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy in the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

    Notwithstanding the foregoing paragraphs A and B, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.

    C.   REMOVAL OF DIRECTORS

    Any director may be removed from office only for cause.

    SEVENTH:

    Notwithstanding any provision of the General Corporation Law of the State of Delaware now or hereafter in force requiring for any corporate action the vote of a lesser portion of the shares of the Corporation or of any class of shares thereof or of any other securities having voting power, the affirmative vote of (a) two-thirds of the outstanding shares of the Corporation entitled to vote, voting together and not by class, and (b) two-thirds of the outstanding shares of Common Stock of the Corporation, voting separately as a class, shall be necessary:

       (1) to approve (i) the sale, lease, or exchange by the Corporation of all or substantially all of its property and assets to a related company or an affiliate of a related company, or (ii) the consolidation of the Corporation, or its merger, into a related company or an affiliate of a related company, or (iii) the merger into the Corporation of a related company or an affiliate of a related company, or (iv) a transaction other than a merger or consolidation in which the Corporation is the acquiring company and its voting shares are issued or transferred to a related company or an affiliate of a related company or to shareholders of a related company or an affiliate of a related company; or

       (2) to approve any agreement, contract or other arrangement with a related company providing for any of the transactions described in subparagraph (1) above.

    For the purpose of this Article SEVENTH (i) a "related company" in respect of a given transaction shall be any corporation which, together with its affiliates and associated persons, owns of record or beneficially, directly or indirectly, more than 5% of the shares of any outstanding class of stock of the Corporation entitled to vote upon such transaction, as of the record date used to determine the stock of the Corporation entitled to vote upon such transaction; (ii) an "affiliate" of a related company shall be any individual, joint venture, trust, partnership or corporation which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the related company; and (iii) an "associated person" of a related company shall be any officer or director or any beneficial owner, directly or indirectly, of 10% or more of any class of equity security of such related company or any of its affiliates.

    The determination of the Board of Directors of the Corporation, based on information known to the Board of Directors and made in good faith, shall be conclusive as to whether any company is a related company as defined in this Article SEVENTH.

    Nothing hereinabove contained shall (i) require any transaction to be submitted to stockholders for adoption or approval if such adoption or approval is not required by the provisions of the General Corporation Law of Delaware as now or hereafter in force or (ii) affect or alter the separate class or serial voting rights of holders of Serial Preferred Stock fixed as provided in Article FOURTH hereof.

    EIGHTH:

    Any action required or permitted to be taken by the stockholders must be at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

    NINTH:

    Notwithstanding any other provisions of the Certificate of Incorporation of the Corporation or of the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, the Certificate of Incorporation or the By-Laws), the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of the Corporation, and of the holders of eighty percent (80%) of the shares of the Common Stock at the time outstanding, voting together as a separate class, shall be required to amend or repeal or adopt any provisions inconsistent with Articles SIXTH, SEVENTH, EIGHTH, NINTH and TENTH.

    TENTH:

    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, without any action on the part of the stockholders, by the affirmative vote of at least a majority of the Board of Directors, only if the Board of Directors is composed solely of directors who are directors immediately after the date hereof, or who have been elected or recommended to be elected as directors by two-thirds of such initial directors. The By-Laws may also be altered, amended or repealed by the affirmative vote of the holders of shares representing at least two-thirds of the shares of the Corporation entitled to vote in the election of directors, voting as one class; provided, however, that the affirmative vote of the holders of shares representing only a majority of the shares of the Corporation entitled to vote in the election of directors, voting as one class, shall be required if such alteration, amendment or repeal of the By-Laws has been previously approved by the affirmative vote of at least two-thirds of the entire Board of Directors of the Corporation.

    ELEVENTH:

    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the Delaware General Corporation Law hereafter is amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article ELEVENTH, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

    4. This Restated Certificate of Incorporation was duly adopted by the unanimous written consent of the sole stockholder of the corporation in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed on its behalf and attested to by its duly authorized officers as of the 13th day of May, 1992.

                                  ACME METALS INCORPORATED

                                         /s/ Brian W. H. Marsden
                                  By:
                                      ------------------------------------------
                                         Brian W. H. Marsden
                                  Its:   President and Chief Executive Officer
                                       -----------------------------------------

ATTEST:


/s/ Roberta A. Glab
--------------------------------
       Roberta A. Glab
Its:   ASSISTANT SECRETARY
    ----------------------------

                                       FORM OF
                             CERTIFICATE OF DESIGNATIONS
                  OF JUNIOR PARTICIPATING PREFERRED STOCK, SERIES A

                                          OF

                               ACME METALS INCORPORATED

                    PURSUANT TO SECTION 151 OF THE CORPORATION LAW
                               OF THE STATE OF DELAWARE


    We, Brian W. H. Marsden, Chairman and Chief Executive Officer and Edward P. Weber, Jr., Secretary, of Acme Metals Incorporated, a corporation organized and existing under the Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, DO HEREBY CERTIFY:

    That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on July 15, 1994, adopted the following resolution creating a series of 120,000 shares of Preferred Stock designated as Junior Participating Preferred Stock, Series A:

    RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

    Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Junior Participating Preferred Stock, Series A" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 120,000.

    Section 2.     DIVIDENDS AND DISTRIBUTIONS.

    (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of common stock $1.00 par value per share, of the Company (the "Common Stock") and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $25.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first

Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time on or after August 5, 1994 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision of combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (B) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $25.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

    (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

    Section 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

    (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time on or after August 5, 1994 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

    (C) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

    Section 4.     CERTAIN RESTRICTIONS.

    (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

    (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

    (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

    (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

    (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

    (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

    Section 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

    Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time on or after August 5, 1994 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    Section 7. CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock then outstanding shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time on or after August 5, 1994 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    Section 8. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

    Section 9. AMENDMENT. The Restated Certificate of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of the outstanding shares of Series A Preferred Stock voting together as a single class.

    IN WITNESS WHEREOF, we have executed and subscribed this certificate and do affirm the foregoing as true under the penalties of perjury as of this 3rd day of August, 1994.


                                      /s/ Brian W. H. Marsdan
                                      -----------------------------------
                                      Brian W. H. Marsden
                                      Chairman and Chief Executive Officer


ATTEST:

/s/ Edward P. Weber, Jr.
--------------------------------
Edward P. Weber, Jr.
Secretary